Exhibit 10.1

CB&I One CB&I Plaza 2103 Research Forest Drive The Woodlands, TX 77380 USA Tel: +1 832513 1000 Fax: +1 832513 1005 www.CBIepc.com

May 9, 2018

Patrick Mullen

One CB&I Plaza

2103 Research Forest Drive

The Woodlands, TX 77380

Dear Pat:

This letter agreement (this “Letter”) confirms the terms of your continued employment with Chicago Bridge & Iron Company N.V. (the “Company”) following the completion of the Company’s anticipated combination with McDermott International, Inc. (“McDermott”) pursuant to the business combination agreement (the “BCA”), dated as of December 18, 2017, as amended on January 24, 2018, by and among the Company, McDermott International, Inc. and certain other parties.

1.	Title; Reporting. Following the completion of the transactions contemplated by the BCA (the “Closing”), your title will be Executive Advisor and you will report to the Chief Executive Officer of McDermott. In addition, you will be a member of the combined company’s Integration Steering Committee. The parties expect that you will remain in these roles until on or about June 6, 2018.

2.	Compensation and Benefits. Your annual rate of base salary will be $1,133,000 and your target annual bonus opportunity will be 130% of your annual rate of base salary. At all times during your employment following the Closing, you will be entitled to receive perquisites provided at the same level and on the same terms as such perquisites are provided to you as of the date of this Letter, including, without limitation, personal use of corporate aircraft, country club fees, car allowance, financial planning services, and an annual executive physical for you and your spouse.

3.	Change in Control Agreement. Following the Closing, your Change of Control Severance Agreement by and between you, the Company and Chicago Bridge & Iron Company (Delaware), dated as of October 22, 2013 (the “CIC Agreement”), will remain in full force and effect. In addition, as of the Closing, your cash severance rights (including without limitation the cash severance rights set forth in Sections 5.1(b), 5.1(d), and 5.1(e) of the CIC Agreement) will become fully vested and non-forfeitable. Upon your resignation from or termination of employment for any reason following the Closing, such vested cash severance rights will be paid to you at the times specified in your CIC Agreement and in accordance with any applicable tax requirements. All other rights under your CIC Agreement will remain in full force and effect, without modification.

Engineering  ●  Procurement  ●  Construction Since 7889

4.	Indemnification. In addition to any rights to indemnification to which you are entitled under the BCA, the Company will provide you with customary indemnification rights for your service as a senior executive officer, including without limitation, coverage under the Company’s or its successor’s D&O policy.

5.	2018 RSU Award. On February 14, 2018, you were granted 352,113 restricted stock units relating to shares of the Company’s common stock (the “2018 RSU Award”). Your 2018 RSU Award will vest in full upon your termination without Cause (as defined in the CIC Agreement) or your resignation with good reason (as defined in the CIC Agreement) or upon your death or disability. For the avoidance of doubt, you will have Good Reason upon the Closing when you cease to be the Chief Executive Officer of the combined company.

6.	Miscellaneous. This letter may not be amended or modified except by an agreement in writing signed by you and the Company. This letter will be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term “Company,” as used in this letter, will mean the Company as defined above and any successor or assignee to the business or assets that by reason hereof becomes bound by this letter. This letter will be governed by, and construed in accordance with, the laws of the State of Texas without reference to conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

[Signature Page Follows]

Sincerely,

Chicago Bridge & Iron Company N.V.

/s/ Kirsten B. David
Kirsten B. David
Executive Vice President and Chief Legal Officer

Acknowledged and Agreed

/s/ Patrick K. Mullen
Patrick K. Mullen

[Signature Page to Patrick K. Mullen Letter Agreement]